Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-1 (File No. 333-267401), Form S-3 (File No. 333-264360, File No. 333-256892, and File No. 333-254278), and Form S-8 (File No. 333-253289 and File No. 333-22686) of our audit report dated April 3, 2023, with respect to the consolidated balance sheet of Novo Integrated Sciences, Inc. and its subsidiaries as of August 31, 2022, and the related consolidated statement of operations and comprehensive loss, consolidated statement of stockholders’ equity, and consolidated statement of cash flows for the year then ended. Our report relating to those financial statements includes an emphasis of matter paragraph regarding substantial doubt as to the Company’s ability to continue as a going concern.

Spokane, Washington

April 3, 2023